CHRISTIANA COMPANIES, INC.

   EXHIBIT 21 - SUBSIDIARIES

   This exhibit sets forth all of Registrant's corporate subsidiaries at June 30, 1997 and the state of incorporation of each. All subsidiaries doing business do so under their own corporate name, and all are included in the Consolidated Financial Statement. All subsidiaries are directly or indirectly 100% owned by Registrant.


                                               Jurisdiction of
                   Name                          Incorporation

    Christiana Community Builders                 California
    CST Financial, Inc.                            Delaware
    Martinique Holdings, Inc.                     California
    Total Logistic Control, LLC                    Delaware